SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                             _______________________

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                        Date of Report:  January 12, 1998
                        (Date of earliest event reported)



                            FEDERAL-MOGUL CORPORATION
            (Exact name of registrant as specified in its charter)



                                    Michigan
               (State or other jurisdiction of incorporation)


       1-1511                             38-0533580
(Commission File Number)      (IRS Employer Identification Number)


26555 Northwestern Highway, Southfield, Michigan       48034
   (Address of principal executive offices)          (Zip Code)


                                (248) 354-7700
               (Registrant's telephone number including area code)






The total number of pages is  5


                INFORMATION TO BE INCLUDED IN REPORT


ITEM 5.  Other Events.


     On January 12, 1998, Registrant issued a press release announcing its agreement to purchase Fel-Pro Incorporated, a privately-owned manufacturer for $720 million. Additional details are set forth on the press release attached hereto as Exhibit A.




                                   SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                 FEDERAL-MOGUL CORPORATION



                                 By:/s/Diane L. Kaye
                                    Diane L. Kaye
                                    Vice President, General Counsel
                                      and Secretary





Dated:  January 12, 1998

                             EXHIBIT INDEX


Exhibit Table
   Number                       Exhibit                      Page


    99         Exhibit A Registrant's Press Release
                dated January 12, 1998.                       4



[TYPE] Exhibit 99
[DESCRIPTION] Press Release


EXHIBIT  A


Contact:  Kimberly A. Welch  248/354-1916


FOR IMMEDIATE RELEASE


Federal-Mogul Announces Agreement to Acquire Fel-Pro


Southfield, Michigan, January 12, 1998...Federal-Mogul Corporation (NYSE:FMO) announced today an agreement to acquire Fel-Pro Incorporated, a privately-owned manufacturer headquartered in Skokie, Illinois, for $720 million. The transaction includes $225 million in common stock and $495 million in cash. The sale is subject to regulatory approval and is expected to close in the first quarter of 1998.

"Fel-Pro is the premier gasket manufacturer for the North American aftermarket and OE heavy duty market. This is one of the best known, most respected brand names in the industry and we expect to build on that strength," said Dick Snell, chairman and chief executive officer of Federal-Mogul. "We share similar values and cultures. Fel-Pro was recently recognized as one of the top 100 best companies to work for."

This is the second recent acquisition Federal-Mogul has announced since the company stated its intent to focus growth efforts on its core engine and sealing systems businesses. In October, 1997, Federal-Mogul announced its intent to acquire T&N, plc, a $3 billion supplier of engine and transmission products. Upon completion of the Fel-Pro and T&N acquisitions, Federal-Mogul will have grown from a $2 billion to a more than $5 billion company with a global sealing business of $1 billion.

"Federal-Mogul is the ideal acquirer of Fel-Pro. They have the leadership, resources, strategy and value systems in place to enable Fel-Pro to achieve its objectives of pursuing international growth opportunities, providing complete sealing capabilities and creating new aftermarket product lines," said Kenneth Lehman and David Weinberg, co-chairmen of Fel-Pro.

"Federal-Mogul shares both our passion and vision to be customer focused, and supports the value of a strong and productive team-oriented employee culture. Together, the strategic fit of our products makes a compelling market offering for both our aftermarket and OE customers," added Lehman, who will be joining
Federal-Mogul's Board of Directors.

Federal-Mogul expects to take an estimated $15-20 million pre-tax restructuring charge and realize annual synergies of $35 million beginning in 1999.

In 1997, Fel-Pro had sales of approximately $500 million. The company has more than 2,700 employees in 16 locations organized into four business units: Gaskets, FP Diesel, FP Chemical Products, and FP Performance. Gasket sales for 1997 were approximately $350 million and include cylinder head and molded rubber gaskets, and marine and performance gaskets marketed under various brand names including Permatorque Blue, Fel-Coprene, Print-O-Seal and PermaDry Plus. Gasket facilities are located in Illinois, Michigan, Canada and Mexico.

FP Diesel which supplies heavy duty diesel engine parts and gaskets to the worldwide diesel aftermarket, produces a complete line of gaskets and engine parts for engine rebuilders with operations in California, Florida, Tennessee, Wisconsin and England. FP Performance which supplies performance gaskets, transmissions, and torque convertors to racers and enthusiasts has operations in Illinois, Michigan and Mississippi. Fel-Pro Chemical, which provides maintenance and repair chemicals to industrial distribution, manufactures specialty lubricants, sealants, adhesives, and epoxy/urethane materials with operations in Illinois, Colorado, Scotland and Colombia.

Headquartered in Southfield, Michigan, Federal-Mogul is a $2 billion global manufacturer and distributor of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles. The company was founded in 1899. Visit the company's web site at http://www.federal-mogul.com for more information.

Information in this press release contains forward-looking statements which are not historical facts and involve risk and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward- looking statements including, without limitations, the cost and timing of implementing restructuring actions, the combination of the businesses of Federal-Mogul, T&N, and Fel-Pro, conditions in the automotive components industry, certain global and regional economic conditions and other factors discussed in this press release and those detailed from time to time in the company's filings with the Securities and Exchange Commission.